Exhibit 10.19

PSU Award No:

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

ONEWATER MARINE INC.

AGREEMENT made as of _______, 201_, (the “Grant Date”), between ONEWATER MARINE INC., (the “Company”), a Delaware corporation, and _______________, (the “Participant”).

WHEREAS, the Company has adopted the 2019 Omnibus Incentive Plan (the “Plan”) to promote the interests of the Company by providing an incentive for Employees, directors and Consultants of the Company and its Affiliates;

WHEREAS, pursuant to the provisions of the Plan, the Company desires to grant to the Participant performance-based restricted stock units (“PSUs”) related to the Company’s common stock, $0.01 par value per share (“Common Stock”), in accordance with the provisions of the Plan, all on the terms and conditions hereinafter set forth; and

WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the meanings ascribed to such terms in the Plan and that any and all references herein to employment of the Participant by the Company shall include the Participant’s employment or service as an Employee, director or Consultant of the Company or any Affiliate.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          Grant of Award.  The Company hereby grants to the Participant an award for a target number of PSUs (the “Award”) equal to ______ (“Target Amount”). Each PSU represents a contingent entitlement of the Participant to receive one share of Common Stock, on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference.  The number of PSUs that the Participant actually earns shall be up to a maximum of [___]% of the Target Amount and will be determined by the level of achievement of the performance goals in accordance with Exhibit I attached hereto.

2.          Performance Period. For purposes of this Agreement the performance period shall be the period commencing on ______________ and ending on ______________ (the “Performance Period”). For purposes of this Agreement the Service Period shall be the period commencing on  ______________ and ending on ______________ (the “Service Period”).

3.          Performance Goals.

(a)          The number of PSUs contingently earned by the Participant for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the performance goals in accordance with Exhibit I. All determinations of whether the performance goals have been achieved and the number of PSUs earned by the Participant shall be made by the Compensation Committee of the Board (the “Committee”) in its sole discretion.

(b)          No later than 60 days following the end of the Performance Period, the Committee will review and certify in writing (a) whether, and to what extent, the performance goals for the Performance Period have been achieved, and (b) the number of the PSUs that the Participant has contingently earned, if any, subject to the requirements of Section 4, and such number of PSUs shall be rounded to the nearest whole PSU (the “Contingently Earned PSUs”). Such certification shall be final, conclusive and binding on the Company and the Participant. Any PSUs that do not become Contingently Earned PSUs shall immediately be forfeited to the Company.

4.          Vesting of Award.

(a)          Time-Based Vesting.  To the extent all or any portion of the PSUs become Contingently Earned PSUs as provided in Section 3 and provided the Participant continuously performs services as an Employee of the Company or an Affiliate from the Grant Date through the vesting dates set forth in this Section 4(a), one third of the Contingently Earned PSUs will become vested and nonforfeitable on each of the _________, __________ and ________ anniversaries of the Grant Date (each a “Vesting Date”).

(b)          Termination of Continuous Service other than for Disability or Death. The PSUs are subject to forfeiture until they vest as set forth in this Section 4.  Except as otherwise set forth in Section 4(c) or 4(d), if the Participant ceases to be, for any reason, an Employee of the Company or an Affiliate (the “Termination”) prior to a Vesting Date, all PSUs that have not become vested as provided in Section 4(a) shall immediately be forfeited to the Company and the Award and this Agreement shall terminate and be of no further force or effect.

(c)          Effect of Termination for Disability or upon Death.  Notwithstanding Section 4(a), if the Participant’s Termination is by reason of Disability or death, the Participant shall vest as to the number of Contingently Earned PSUs (which number may be zero) on the later to occur of such Termination Date or the date on which all or a portion of the PSUs become Contingently Earned PSUs pursuant to Section 3(b), as applicable. Any PSUs not vested upon the later to occur of such Termination or the date on which all or a portion of the PSUs become Contingently Earned PSUs pursuant to Section 3(b), shall immediately be forfeited to the Company.

(d)          Effect of Termination following Change in Control.  If there is a Change in Control of the Company during the Performance Period, and the Participant incurs a Termination on or following such Change in Control this Award shall vest as to the number of Contingently Earned PSUs (which number may be zero) on the later to occur of such Termination Date or the date on which all or a portion of the PSUs become Contingently Earned PSUs pursuant to Section 3(b), as applicable; provided, however, to the extent such Change in Control occurs prior to the end of the Performance Period, the Board or Committee may elect in its discretion to (i) deem that number of Contingently Earned PSUs equal the Target Amount as of the Change in Control, or (ii) determine the number of Contingently Earned PSUs based on actual performance as of the Change in Control. Any PSUs not vested pursuant to this Section 4(b) shall be forfeited to the Company.  Nothing in this Section 4(d) is intend to limit the authority of the Board or the Committee to make adjustments to the Award pursuant to Section 25(b) of the Plan.

5.          Payment.  Payment in respect of PSUs and any Dividend Equivalents (as defined in Section 9 below) that become vested pursuant to Section 4 shall be made in shares of Common Stock and shall be issued to the Participant as soon as practicable and no later than ten days following the Vesting Date set forth in Section 4(a), or the time of vesting set forth in Section 4(c) or 4(d), as applicable. The Company shall issue and deliver to the Participant the number of shares of Common Stock equal to the number of PSUs that have vested.  Dividend Equivalents, if any, with respect to PSUs that become vested and settleable will be paid at the same time as the associated PSUs (or the first regular pay date of the Company occurring after, but not later than 31 days following, such time) in cash less applicable withholding.

6.          Prohibitions on Transfer and Sale.  This Award (including any additional PSUs received by the Participant as a result of stock dividends, stock splits or any other similar transaction affecting the Company’s securities without receipt of consideration) shall not be transferable by the Participant otherwise than (i) by will or by the laws of descent and distribution, or (ii) pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or Title I of the Employee Retirement Income Security Act or the rules thereunder.  Except as provided in the previous sentence, the shares of Common Stock to be issued pursuant to this Agreement shall be issued, during the Participant’s lifetime, only to the Participant (or, in the event of legal incapacity or incompetence, to the Participant’s guardian or representative). This Award shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.  Any attempted transfer, assignment, pledge, hypothecation or other disposition of this Award or of any rights granted hereunder contrary to the provisions of this Section 6 or the levy of any attachment or similar process upon this Award shall be null and void.

7.          Adjustments.  The Plan contains provisions covering the treatment of PSUs and shares of Common Stock in a number of contingencies such as stock splits. Provisions in the Plan for adjustment with respect to this Award and the related provisions with respect to successors to the business of the Company are hereby made applicable hereunder and are incorporated herein by reference.

8.          Securities Law Compliance.  The Participant specifically acknowledges and agrees that any sales of shares of Common Stock shall be made in accordance with the requirements of the Securities Act of 1933, as amended.  [The Company currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the Common Stock to be granted hereunder.]  The Company intends to maintain this registration statement but has no obligation to do so.  If the registration statement ceases to be effective for any reason, a Participant will not be able to transfer or sell any of the shares of Common Stock issued to the Participant pursuant to this Agreement unless exemptions from registration or filings under applicable securities laws are available. Furthermore, despite registration, applicable securities laws may restrict the ability of the Participant to sell his or her Common Stock, including due to the Participant’s affiliation with the Company. The Company shall not be obligated to either issue the Common Stock or permit the resale of any shares of Common Stock if such issuance or resale would violate any applicable securities law, rule or regulation.

9.          Rights as a Stockholder.  The Participant shall have no right as a stockholder, including voting and dividend rights, with respect to the PSUs subject to this Agreement prior to the delivery to the Participant of shares of Common Stock in settlement of this Award. However, in the event that the Company declares and pays a dividend or other cash distribution in respect of its outstanding Shares on or after the Grant Date and, on the record date for such dividend or distribution, the Participant holds PSUs granted pursuant to this Agreement that have not been settled, the Company shall retain an amount in cash equal to the cash dividends or distributions the Participant would have received if the Participant was the holder of record as of such record date, of the number of Shares related to the portion of the PSUs that have not been settled as of such record date, (such payments “Dividend Equivalents”).  For purposes of clarity, to the extent a dividend or cash distribution is declared prior to the end of the Performance Period, the number of PSUs to which such dividend or distribution will relate will be the Contingently Earned PSUs (although payment with respect to such number of PSUs will be dependent upon the eventual vesting of such PSUs pursuant to Section 4). The Dividend Equivalents will be paid in accordance with Section 5 hereof.

10.          Incorporation of the Plan.  The Participant specifically understands and agrees that the PSUs and the shares of Common Stock to be issued under the Plan will be issued to the Participant pursuant to the Plan, a copy of which Plan the Participant acknowledges he or she has read and understands and by which Plan he or she agrees to be bound.  The provisions of the Plan are incorporated herein by reference.

11.          Tax Liability of the Participant and Payment of Taxes.  The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to this Award or the shares of Common Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility.  Without limiting the foregoing, the Participant agrees that if, under applicable law, the Participant will owe taxes, the Company shall be entitled to immediate payment from the Participant of the amount of any tax or other amounts required to be withheld by the Company by applicable law or regulation. Any taxes or other amounts due shall be paid, at the option of the Administrator, as follows:

(a)          through reducing the number of shares of Common Stock entitled to be issued or Dividend Equivalents entitled to be paid to the Participant in an amount equal to the statutory maximum of the Participant’s total tax and other withholding obligations due and payable by the Company.  Fractional shares will not be retained to satisfy any portion of the Company’s withholding obligation.  Accordingly, the Participant agrees that, in the event that the amount of withholding required would result in a fraction of a share being owed, that amount will be satisfied by withholding the fractional amount from the Participant’s paycheck;

(b)          requiring the Participant to deposit with the Company an amount of cash equal to the amount determined by the Company to be required to be withheld with respect to the statutory maximum amount of the Participant’s total tax and other withholding obligations due and payable by the Company, or otherwise withholding from the Participant’s paycheck an amount equal to such amounts due and payable by the Company; or

(c)          if the Company believes that the sale of shares can be made in compliance with applicable securities laws, authorizing, at a time when the Participant is not in possession of material nonpublic information, the sale by the Participant on the date the tax would be required to be withheld by the Company, such number of shares of Common Stock as the Company instructs a registered broker to sell to satisfy the Company’s withholding obligation, after deduction of the broker’s commission, and the broker shall be required to remit to the Company the cash necessary in order for the Company to satisfy its withholding obligation.  To the extent the proceeds of such sale exceed the Company’s withholding obligation, the Company agrees to pay such excess cash to the Participant as soon as practicable.  In addition, if such sale is not sufficient to pay the Company’s withholding obligation, the Participant agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the amount of any withholding obligation that is not satisfied by the sale of shares of Common Stock. The Participant agrees to hold the Company and the broker harmless from all costs, damages or expenses relating to any such sale.  The Participant acknowledges that the Company and the broker are under no obligation to arrange for such sale at any particular price.  In connection with such sale of shares of Common Stock, the Participant shall execute any such documents requested by the broker in order to effectuate the sale of shares of Common Stock and payment of the withholding obligation to the Company.  The Participant acknowledges that this paragraph is intended to comply with Section 10b5-1(c)(1)(i)(B) under the Exchange Act.

The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

12.          No Obligation to Maintain Relationship.  The Company is not by the Plan or this Award obligated to continue the Participant as an employee, director or consultant of the Company or an Affiliate.  The Participant acknowledges that:  (a) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) the Award is considered a one-time benefit and does not create any contractual or other right to receive any other award under the Plan, benefits in lieu of awards or any other benefit in the future; (c) the Plan is a voluntary program of the Company and future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the amount of any award, vesting provisions and the purchase price, if any; (d) the value of this Award is an extraordinary item of compensation which is outside the scope of the Participant’s employment contract, if any; (e) the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (f) the future value of the shares of Common Stock is unknown and cannot be predicted with certainty.

13.          Notices.  Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

OneWater Marine Inc.
6275 Lanier Islands Parkway
Buford, Georgia 30518
Attention: Chief Financial Officer

If to the Participant:          To the address on file at the Company

or to such other address or addresses of which notice in the same manner has previously been given.  Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Company’s Secretary to request paper copies of these documents.

14.          Assignment and Successors.

(a)          This Agreement is personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of, and be enforceable by, the Participant’s legal representatives.

(b)          This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns.

15.          Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.  For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in the State of Georgia and agree that such litigation shall be conducted in the state courts of Georgia or the federal courts of the United States for the Northern District of Georgia.

16.          Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

17.          Entire Agreement.  This Agreement, together with the Plan, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement, provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

18.          Modifications and Amendments; Waivers and Consents.  The terms and provisions of this Agreement may be modified or amended as provided in the Plan.  Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be, or shall, constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

19.          Counterparts.  This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.          Data Privacy.  By entering into this Agreement, the Participant:  (i) authorizes the Company and each Affiliate, and any agent of the Company or any Affiliate administering the Plan or providing Plan record keeping services, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant of the Award and the administration of the Plan; and (ii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.

21.          Section 409A.  The Award of PSUs evidenced by this Agreement is intended to be exempt from the nonqualified deferred compensation rules of Section 409A of the Code as a “short term deferral” (as that term is used in the final regulations and other guidance issued under Section 409A of the Code, including Treasury Regulation Section 1.409A-1(b)(4)(i)), and shall be construed accordingly.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ONEWATER MARINE INC.

By:
President and Chief Executive Officer

PARTICIPANT:

Exhibit I

Performance Period

The performance period shall commence on __________ and end on _________________.

Performance Measures

Award Payout

[Insert chart or table showing % of PSUs that will be earned based on achievement of performance measures]